UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2008

SYMYX TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27765	77-0397908
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1263 East Arques Avenue		94085
Sunnyvale, California		(Zip Code)
(Address of principal executive offices)

(408) 764-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers.  Compensatory Arrangements of Certain Officers.

On November 24, 2008, the Compensation Committee (“Committee”) of the Board of Directors (“Board”) of Symyx Technologies, Inc. (the “Company”), approved prospective changes in the compensation of Steven D. Goldby,  the Executive Chairman of the Company.   Mr. Goldby is currently an employee of the Company with the title of Executive Chairman, for which he receives a salary of $150,000 and benefits in accordance with Company policies.  Mr. Goldby does not currently receive separate compensation for his service on the Board.  Effective as of January 1, 2009, by mutual agreement between Mr. Goldby and the Company, Mr. Goldby will cease to be an employee and Executive Chairman of the Company, and will serve as non-executive Chairman of the Board.  As a result, as of January 1, 2009, Mr. Goldby no longer will receive a salary, but rather will receive compensation for his Board service in accordance with the Company’s standard Board compensation structure.  Each non-employee member of the Board receives an annual fee of $30,000 paid on a quarterly basis for service as a director. Each non-employee member of the Board also receives an annual restricted stock unit award equal to a value of $50,000 that will fully vest on the date of the following year’s annual meeting of stockholders if he or she is still a director on that day.  These grants are pro rated to reflect the term of service for any new directors hired between annual meeting dates.  In addition, Mr. Goldby will receive $15,000 per annum for serving as non-executive Chairman of the Board.  Mr. Goldby will not be an “independent director” under the Nasdaq rules in 2009 and, as a result, will not serve on any of the Company’s standing committees or receive any committee compensation in 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMYX TECHNOLOGIES, INC.

Date: December 1, 2008	By:	/s/ Rex S. Jackson
Rex S. Jackson
Executive Vice President and
Chief Financial Officer